Collegiate Pacific Declares Cash Dividend, Sets Annual Meeting Date

DALLAS—(BUSINESS WIRE)—Sept. 20, 2004—Collegiate Pacific (AMEX:BOO) announced that its Board of Directors approved and declared a quarterly cash dividend of $.025 per share on the company’s common stock for the first quarter of fiscal 2005, which ends Sept. 30, 2004. The quarterly cash dividend is payable on Oct. 28, 2004 to all stockholders of record on the close of business on Sept. 30, 2004.

The Company also announced that its annual meeting would be held on Dec. 3, 2004 at 10 a.m. at the Company headquarters in Dallas.

Collegiate Pacific is the nation’s fastest growing manufacturer and supplier of sports equipment primarily to the institutional markets. The Company offers more than 4,500 products to 65,000 existing customers.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company has based these forward-looking statements on its current expectations and projections about future events, based on the information currently available to it. The forward-looking statements include statements relating to the company’s anticipated financial performance, business prospects, new developments, new strategies and similar matters. The following important factors, in addition to those described in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended June 30, 2003, especially in the Risk Factors and the Management’s Discussion and Analysis sections, and its Quarterly Reports on Form 10-QSB and its Current Reports on Form 8-K (each of which is available upon request from the company or on the company’s website, www.cpacsports.com, under the heading “Investors”) may affect the future results of the company and cause those results to differ materially from those expressed in the forward-looking statements, material adverse changes in the economic conditions in the Company’s markets, including as a result of terrorist attacks, competition from others. The Company has historically been aggressive in making acquisitions and in some cases it may be required to expense intangible assets at the time the acquisitions are completed. Such expenses, although non cash in nature, would have a negative impact on earnings. We disclaim any obligation to update these forward-looking statements.

CONTACT: Collegiate Pacific, Dallas Mike Blumenfeld, 972-243-8100